To All Employees, Officers and Members of the Board of Directors,

As we work in an environment which changes continuously, one thing remains constant: our commitment to Who’s Your Daddy, Inc.’s (the Company) value system. It is the basis on which we conduct business each day and it requires us to uphold the highest levels of business ethics and personal integrity. That is why we’ve established this Code of Conduct, a comprehensive handbook that describes the Company’s guidelines for ethical business behavior and addresses a wide range of business and personnel issues. Ethical behavior starts with being open and honest in all our relationships, both inside and outside the Company, and demonstrates the basic values that bind us together.

By reading this handbook, and following the guidelines that comprise this Code of Conduct, you can ensure that the Company remains truly dedicated to business ethics. Since no code of conduct can anticipate and cover every business situation, common sense and good judgment are your best guides. In other instances, you may also want to consult your co-workers, your supervisor or other managers for guidance.

Each of us plays an important role in assuring the highest level of business ethics and integrity in our Company: from every meeting we conduct, to every contract we negotiate, to every strategy we implement. Working together, we must set and meet the highest standards of business excellence that our customers, stockholders and fellow employees expect from us.

Edon Moyal, Chief Executive Officer

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Important notice

This Code of Conduct describes the standards of integrity that the Company requires of all employees, officers and members of its Board of Directors. It neither addresses every situation nor sets forth every rule, nor is it a substitute for the responsibility of each of us to exercise good judgment. The Company, in its sole discretion, may modify the terms of this Code of Conduct at any time. Any modifications become effective immediately. This Code of Conduct is intended for employees and officers of the Company, subsidiaries and joint ventures controlled by the Company and members of its Board of Directors. However, we expect contractors, consultants, agents, representatives and others conducting business on behalf of the Company to conform to the behaviors required by this Code of Conduct. The document should be shared with these individuals and the failure to conform to these guidelines should be considered a potential basis for terminating the Company’s relationship with them.

How to report a suspected violation

You should notify your supervisor or any Officer of the Company immediately if you suspect, observe or learn of unethical business conduct or the commission of any dishonest, destructive or illegal act. Corporate Headquarter contact information is listed on the last page of this document and can be found on our Company website. The Company will investigate all reports, including those made anonymously, and provide feedback when appropriate. There will be no reprisals against anyone who reports suspected violations in good faith, and your identity will be protected as much as possible and to the extent consistent with law.

Additional information

The Company has a detailed “Internal Controls Policies and Procedures” manual in place which should be consulted for the steps to take in most situations. Please refer to this document first if you have any questions. If you have any further questions about this Code of Conduct, or how it applies in a specific situation, you can discuss the matter with your supervisor or the Human Resources department.

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.1 INTRODUCTION

This Code of Conduct identifies fundamental and powerful values at Who’s Your Daddy, Inc. (the Company): A commitment to ethical and legal conduct and a deep respect for each person’s contributions to the success of the team, whether that person is our colleague at the Company, a customer, supplier or anyone else in the many places around the world where we live and work. To ensure the future success of the Company, these values must always guide our actions.

.1 We are each responsible for following this Code of Conduct

Ultimately, your conduct is your own responsibility. We should never commit dishonest, destructive or illegal acts - even if directed to do so by a supervisor or coworker, nor should we direct others to act improperly.

The Company believes so strongly in ethical behavior that employees who do not comply with the provisions of this Code of Conduct and other Company policies and instructions may be disciplined, up to and including dismissal. Additionally, violations of these standards could result in criminal penalties and/or civil liabilities.

Who’s Your Daddy Inc. supervisors take the lead in ensuring that the people they support understand and adhere to this Code of Conduct

This Code of Conduct affirms our commitment to the highest standards of integrity in our relationships with one another and with customers, suppliers, stockholders and others in the communities where we live and work. Each employee and member of its Board of Directors is expected to read this Code of Conduct carefully, and should review it on a regular basis.

People who supervise others have a special responsibility to show, through words and actions, personal commitment to the highest standards of integrity. In particular, supervisors must:

•	Maintain an environment of open communication where the Company values, Code of Conduct and related policies and instructions are shared, discussed and even debated;

•	Ensure that the people they are supervising understand the Company values and the provisions of this Code of Conduct and, when appropriate, give them additional training;

•	Take reasonable steps to ensure that unethical conduct within their areas of responsibility is detected and addressed; and

•	Consider whether a person lives the Company values before placing him or her in a position of responsibility.

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We select agents, consultants and other representatives whose conduct will reflect the Company’s values

The Company carefully reviews the credentials and reputations of prospective contractors, consultants, agents, representatives and others conducting business on behalf of the Company. These individuals or entities are retained based only on the terms of written agreements, after the appropriate approvals by the Company are secured. We carefully monitor the performance of our agents, consultants and other representatives to assure that they comply with applicable laws and conduct their business in a manner consistent with our Code of Conduct and other applicable Company policies. If you know or suspect that any agent, consultant or other representative is conducting business in an unethical or illegal manner, contact your supervisor or any Officer of the Company immediately.

.2 This Code of Conduct cannot cover everything — the Company relies on your good judgment

There will be times when this Code of Conduct will not address the specifics of your situation. When this occurs, you might find it helpful to consider the following:

•	Other written policies and guidelines: What written policies and instructions should be consulted?

•	People available to assist you: Who should be consulted? Your supervisor? Human Resources? Others?

•	Ethical impact: What are the possible ethical choices and the rationale for each?

•	Alternatives that would not violate the Company’s values: Is there any room for compromise that would not violate the Company’s standards of integrity?

•
Possible outcomes: Who could be hurt or helped by your decision? To what extent could they be hurt? How might they be helped? Of the choices identified, which do the most to reduce harm? Which do the most to provide help? Which are most aligned with our Code of Conduct? Which do the most to respect the rights of those involved?

•
Make sure you are comfortable with your decisions: Will my decision seem like the right one a year from now; five years from now; 10 years from now? Would I be comfortable telling this to my supervisor, co-workers, the CEO or President of the Company or the Company’s stockholders?

•
What about telling my family and friends about my decision? Could I testify about my decision in a court of law and not expose the Company or myself to liability? How would I feel if my decision were made public through newspapers or television?

.3 Waivers of this Code of Conduct

We expect that all employees, officers and members of the Board of Directors will follow our Code of Conduct and that waivers will rarely be requested or granted. Waivers to employees can be granted only by an Officer of the Company after consulting with legal counsel. Waivers for members of the Board of Directors or Officers can be granted only by the Board of Directors and generally must be disclosed promptly to our stockholders.

.4 The Code of Conduct is not a contract of employment

This Code of Conduct neither creates any contractual rights of any kind between the Company and its employees nor alters their “at will” status of employment

.2 OUR BUSINESS PRACTICES

.1 Our public disclosures are accurate

To maintain the hard-won trust of our investors, our submissions to the U. S. Securities and Exchange Commission and other public disclosures must always accurately describe the matters covered in those disclosures. Anything that could be construed as deceptive or misleading would be a serious disservice to our investors and could be illegal. If you participate in the preparation of our Securities and Exchange Commission submissions, you must take all reasonable steps to ensure that these submissions provide complete, accurate, understandable and timely disclosures about our business and financial condition. If you believe that any of our public disclosures do not meet these standards, you should contact your supervisor, our Chief Financial Officer or any other Officer of the Company or any member of the Audit Committee.

.2 Truthfulness is the cornerstone of our marketing

The Company competes vigorously, but fairly. We neither misrepresent our products nor our capabilities. Where failure to disclose a significant fact could mislead a customer, we disclose the information. We communicate clearly and precisely so that our customers understand the terms of our contracts, including schedules, prices and responsibilities.

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.3 We do not buy business through gifts and favors

We never pay, offer to pay or promise to provide money, favors, inappropriate gifts or anything else of value to influence, direct, obtain or retain business or secure any improper advantage. Never allow an agent, representative or business partner to make these types of payments, offers or promises on the Company’s behalf.

These payments or favors may be considered bribery, which violates Company policy, as well as the laws of most countries where we conduct business. It is equally unacceptable to take bribes in any form, although gifts and entertainment that comply with the guidelines enumerated below may be accepted.

.4 Our communication is always professional and courteous

Our communication with one another and with other stakeholders, including customers and suppliers, is always professional and courteous. Being rude or abusive to co-workers, customers, suppliers or others is never acceptable.

.5 We employ only ethical means of obtaining information about our competitors

Gathering information about competitors, when done properly, is a legitimate business activity. It enhances our knowledge of the marketplace and helps us understand and meet customer needs. However, competitive information should not be obtained, directly or indirectly, by improper means. It is improper to be involved in misappropriating trade secrets or other confidential information, bribery, inducing someone to breach a nondisclosure agreement, making improper requests of a competitor or customer or using deceit or trickery. If we retain consultants to gather competitive information on our behalf, the same rules apply.

.6 We do not hire employees or contractors in violation of agreements

Sometimes potential new hires or contractors have employment agreements with their current or past employers that prohibit their working for other companies (e.g., “non-compete” provisions). In some cases, the Company may enter into an agreement with a supplier that prohibits the Company from extending offers of employment to the supplier's employees (e.g., “non-solicitation” provisions). In other cases, confidentiality obligations to their current or former employers may restrict the type of work they can do on behalf of our Company.

Before extending an offer of employment or hiring a contractor or consultant, you should undertake a reasonable investigation to make sure that none of these barriers exist. If the individual is an employee of a competitor, a more thorough investigation must be conducted. Similarly, if the individual is an employee of a supplier and is working on our account, you need to determine if there are any restrictions. If issues are identified, you should consult with the Human Resources Department or any Officer of the Company.

.7 We do not use intellectual property assets of third parties improperly

When we use the intellectual property assets (e.g., copyrights, trademarks, service marks, patents and trade secrets) of others, we obtain the necessary authorization and observe all the obligations contained in the agreements.

We follow all copyright laws. We do not reproduce, distribute or alter copyrighted materials without the permission of the copyright owner or its authorized agents, if necessary. Software used in connection with Company business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement.

.8 We are mindful of the impact of our operations and products on our people, our customers and the environment In the areas of environment, health and safety the Company:

•	Complies with Environment, Health and Safety standards;

•	Considers environmental criteria when evaluating projects, products, processes and purchases, including acquisitions and divestitures;

•	Protects the environment by conserving resources, recycling and reusing materials; and

•	Designs and manufactures products that are safe for people to use and meet or exceed all applicable government standards and regulations.

If you have questions, please contact your supervisor.

.3 PROTECTING THE COMPANY’S ASSETS

.1 We safeguard the Company’s funds and property

We are all responsible for safeguarding and making proper and efficient use of Company funds and property by following procedures to prevent their loss, theft or unauthorized use. Company funds and property include Company time; cash, checks and charge cards; land and buildings; records; vehicles; equipment, including fax machines, copiers and telephones; computer hardware, software, networks, e-mail and Internet access; scrap and obsolete equipment; and all other funds and property.

Here are some ways to protect Company funds and property:

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•	Make sure expenditures and the use of Company assets are for legitimate business purposes and in accordance with Company policies;

•	Keep your computer passwords secure;

•	Keep accurate and complete records of funds spent; and

•
Use Company charge or calling cards only for business purposes, and in accordance with Company policies. Personal use of a Company charge card that is not permitted under Company policies can be grounds for disciplinary action, up to and including dismissal.

Actual or suspected loss, damage, misuse, theft, embezzlement or destruction of Company funds or property should be reported immediately to your supervisor or any Officer of the Company.

.2 We never enter into commitments on behalf of the Company without the proper authorization

The Company has adopted detailed guidelines that specify (based on organization and level) which employees are authorized to commit the Company to specific undertakings. Please consult the Company’s “Internal Controls and Procedures” manual for a detailed description of what steps are to be taken and who is authorized to approve purchases.

.3 We protect confidential information

In today’s highly competitive, global marketplace, protecting the Company’s confidential and proprietary information and other intellectual property can mean the difference between success and failure.

Confidential information is information or knowledge that the Company has determined should not be disclosed outside of the Company, because:

•	Doing so could disadvantage the Company or its customers competitively or financially;

•	The information could violate the privacy rights of employees, customers, suppliers, joint venture partners or the Company; or

•	The information belongs to others and we have agreed to keep it private.

Our customers, suppliers and business partners rely on us to protect their confidential information and intellectual property from being disclosed to anybody without their approval. When there is a legitimate business need to disclose confidential information outside the Company a nondisclosure agreement must be executed with the third party receiving the information and the disclosure must be approved by a supervisor authorized to release the information. Contact your supervisor if you have any questions. If you are served with any legal process requesting information (or for any other purpose), it must be forwarded to Corporate Headquarters so it can be referred to our legal counsel. Do not respond to any legal process until you have done this and have been advised as to the proper response.

Always store confidential information in a safe place and follow security procedures for the computer systems you use. In addition, use common sense to help prevent accidental disclosure of confidential information. Remember that you can be overheard in public places such as airplanes, elevators and restaurants. Also, don’t discuss Company confidential information with family or friends; they may not understand its significance and may inadvertently pass it to someone who shouldn’t have it.

Technologies, such as cellular phones and e-mail, provide us with new communications options. However, security vulnerabilities of these technologies pose challenges for the Company. As a result, you should avoid communicating Company confidential information over wireless phones in a manner that could be understood by outsiders. Be particularly careful when sending confidential information by e-mail. It is very easy to mistype an e-mail address and send the information to an unintended recipient. Confidential information includes information about:

•	Research and development, such as inventions, patent applications (e.g., patents which have not been issued or have not been published) and art and sketches notebooks;

•	Business strategies, business results, unannounced products, marketing plans, pricing and financial data;

•	Non-public information about products, including new products and ventures and designs;

•	Confidential manufacturing processes or know-how;

•	Employee records; and

•	Confidential organizational information, including personnel information such as salaries, job assignments and performance appraisal results.

.4 We protect Company intellectual property assets

Various laws and international treaties govern how intellectual property rights are created, maintained and protected. In many instances, such as patents, this requires filing of documentation with government authorities. Intellectual property developed by

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Company employees and related to the Company’s business is the property of the Company. In addition to maintaining the confidentiality of such intellectual property, you may not use the intellectual property for non-Company purposes without the written consent of the CEO or President of the Company.

Your supervisor can provide you with more information about the various forms of intellectual property and the steps that must be taken to help the Company establish and protect its rights to its intellectual property, as well as the Company policies for situations where third parties want to use the Company’s intellectual property. If you need any additional information, we will obtain it from Counsel.

Question:

Can I sell a product or service I develop on my own time?

Answer:

It depends on the product or service. Who’s Your Daddy, Inc. owns any intellectual property created by you during the period of your employment, including intellectual property you develop on your own time, when the intellectual property is reasonably related to a Company business. You must get the written consent of the CEO or President of the Company before you begin marketing any product or service incorporating such intellectual property.

.5 We protect the goodwill associated with the Company name and trademark

We use Company trademarks and service marks according to Company policies. In addition, we are careful to ensure that the Company name is not used to endorse third party products and services without authorization. For example, many of our suppliers like to identify the Company as a customer, because of the considerable reputation associated with our Company name. If a supplier requests permission to use the Company’s name in advertising or a news release, you should contact the Marketing department so that a determination can be made as to whether it is appropriate for the Company to consent and to obtain the necessary approvals.

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.6 We use Company-provided Internet and e-mail access responsibly

Internet access is provided to Company employees primarily for business use. Non-business use of these resources is prohibited without proper authorization. If you are unsure whether your Internet usage is appropriate, you should discuss this matter with your supervisor.

Use of these resources, whether in the office or at home, is not private. The Company monitors individual use of network services, including visits to specific Web sites and individual e-mails. Monitoring of individual usage will extend to individuals using their personal computers to access the Company network.

The Company’s computing and networking resources should never be used to access or disseminate:

•	Sexually explicit content;

•	Slanderous or libelous content;

•	Unsolicited or spam e-mails;

•	Threatening or harassing messages or chain letters; or

•	Other content that could be construed as hostile or inconsistent with Company values.

Anyone who uses Company resources to access Web sites containing sexually explicit material or content that could be construed as hostile or inconsistent with Company values are subject to discipline, up to and including dismissal. Employees who question whether a particular site is prohibited should check with their supervisor.

.4 CONFLICTS OF INTEREST

.1 We avoid all conflicts of interest with the Company and we do not use our relationship with the Company for personal gain

You should not compete with the Company and should never let business dealings on behalf of the Company be influenced, or even appear to be influenced, by personal or family interests. For example:

•	We do not influence, either directly or indirectly, the Company’s dealings with any supplier with whom you have a personal, familial or financial relationship;

•	Employees do not work for, represent or favor, for personal reasons, a customer or supplier in its dealings with the Company; and

•
We do not use the Company’s name, information, property, time or other resources to perform outside activities, such as a second job or to volunteer or perform community activities not specifically sponsored or approved by the Company.

If you become aware of a situation that may involve a conflict of interest, you should discuss the matter with your supervisor.

.2 We do not compete with the Company

To avoid competing with the Company, do not enter into unauthorized business relationships with competitors. This means, among other things, that you must not own a competing business or assist any unauthorized person outside the Company, including family or friends, in the planning, design, manufacture, sale, purchase, installation or maintenance of products that compete, or could compete with, the Company’s products or any work performed by the Company.

Further, you may not take personally, a business opportunity in the Company’s lines of business if you became aware of the opportunity through your position at the Company or through the use of Company property or information.

We do not accept inappropriate gifts

Gifts

Gifts are generally given to create goodwill and, in some parts of the world, declining a gift may insult the giver. On the other hand, accepting a gift may create a conflict of interest or the appearance of a conflict of interest. This presents a dilemma for the recipient of a gift. Generally, you can accept a gift offered in connection with your activities on behalf of the Company if the gift is unsolicited, inexpensive (less than $100) and does not influence your business decision. Otherwise, you should decline it and explain the Company’s policy to the gift-giver. Never solicit gifts, directly or indirectly, from customers or suppliers. Under no circumstances should you (or a family member) accept, directly or indirectly, cash or other payments, loans, bribes, kickbacks, special privileges, favors or services from anyone.

In parts of the world where gift giving is common practice, and not accepting a gift could reflect badly on the Company, it may be appropriate to accept a gift of more than nominal value, as long as doing so wouldn't violate any laws or in any way discredit the Company, and the gift is unsolicited and not given to influence your judgment. If you receive such a gift, it is important to notify the Chief Financial Officer, in writing, as soon as possible so they can determine whether you may retain the gift or if it should become Company property.

Entertainment

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You may accept occasional meals or other modest forms of entertainment from customers or suppliers as a courtesy extended during the normal course of business, provided the entertainment does not influence your business decisions. If a customer or supplier proposes entertainment that is more than modest or routine, you must consult your supervisor before accepting the invitation.

.5 COMPLIANCE WITH LAWS

.1 The Company complies with all laws and regulations of the countries where we conduct business

Complying with the laws that are applicable to our products and operations is a vital part of our business. Complying with laws helps us maintain our reputation in the business community and with investors and helps us avoid civil and criminal penalties. Our “Internal Controls Policies and Procedures” manual gives a detailed description of our procedures to comply with the major types of laws that are applicable to our business. The statements in this section address specific compliance requirements that you must follow. If you see or suspect a violation of law, you should report it promptly to supervisor or any senior member of Company Management. You can make your report anonymously, if you wish. The Company investigates all reports and will not take any retaliatory action for a report made in good faith. If the Company undertakes an investigation of possible illegal or unethical behavior, or conduct inconsistent with this Code of Conduct, directors, officers and employees must cooperate with those conducting the investigation.

.2 We do not engage in illegal, unethical or anti-competitive practices to promote Company sales

Many countries in which the Company does, or will do business, have antitrust or competition laws designed to benefit customers by promoting competition. In particular, these laws are intended to make certain that customer choices in the marketplace are not encumbered by improper agreements or other improper conduct that would affect price, restrict volumes produced or reduce the variety of products or services otherwise available to customers.

You should keep in mind that the obligation to scrupulously avoid even an appearance of impropriety applies in business settings, as well as to communications with competitors in casual social settings (golf games, civic events, etc.). There are no off-the-record discussions with competitors. In addition, a supplier in one market may be a competitor in another. Conversations that are wholly appropriate in the context of a supplier relationship may be inappropriate when discussions shift to issues relating to areas of competition.

Trade shows and trade association activities are an important part of conducting business. However, because they provide an opportunity for competitors to meet and discuss common issues, they are also a potential source of anti-competitive agreements. In fact, many government prosecutions for antitrust violations involve trade group related activities. As a result, it is important that whenever you participate in trade show or trade association activities you avoid even the appearance of engaging in improper discussions with our competitors. Under no circumstances should you participate in any discussion with competitors about pricing, price trends, profit margins, bids, terms or conditions of sale, customers, production capacities, marketing or product plans, business strategies or similar topics. If you find yourself involved in such a discussion, object immediately. If the discussion persists, excuse yourself and report the incident to an Officer of the Company.

.3 We do not use our inside knowledge of the Company’s business inappropriately

Inside information can take many forms, but always includes information that is not available to the general public and that might influence an investor's decision to buy, sell or hold securities in a company. There are laws that prohibit the use of inside information when buying or selling publicly traded securities, including Company stock. Inside information can include information about financial results or projections; new contracts, products or discoveries; major organizational changes; acquisition or divestiture plans; or other business plans. Often, it involves information affecting another company that you learn about as a Company employee, e.g., a supplier that wins or loses a big order from our Company.

You must not buy, sell or trade our Company’s securities without prior written permission. You also must not buy, sell or trade the securities of other companies about which you have inside information until that information becomes public. When you have inside information about our Company or another company, you also may not share this information with anyone else outside the Company, including family members or friends, or advise anyone about trading in any securities based on this information. You also may not engage in any transaction where you may profit from short-term speculative swings in the value of Company securities such as “short sales” (selling borrowed securities that the seller hopes can be purchased in the future at a lower price). Nor may you trade “put” and “call” options (publicly available “rights” to sell or buy securities within a certain number of months at a specified price) on Company stock because trading these securities may create the appearance of impropriety.

Because inside information is extremely valuable, handle it just as you would handle other Company proprietary information. Do not discuss it with family, friends or anyone else. Do not talk about it in public places. Do not discuss it in online forums (public or private), including message boards and chat rooms. Do not fax it to unattended machines. Do not e-mail it without taking appropriate security measures. Do not tell others at the Company unless they must know for business reasons. These restrictions apply not only to the inside information itself, but also to opinions you formulate based on inside information.

If you have questions about insider information, please contact your supervisor or any Officer of the Company.

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.4 We report financial information accurately and in a timely manner

The law requires that the Company’s accounting, financial and other systems provide accurate and timely reporting of transactions involving Company assets. Every accounting or financial record, as well as the underlying support data, must thoroughly and accurately describe the transaction without omission, concealment or falsification of information. In addition, the information must be transferred to the appropriate recipient in a timely fashion. Questions about requirements for financial reporting should be directed to the Company’s Chief Financial Officer or any member of the Audit Committee. If you believe that the Company’s accounting policies or any governmental regulations applicable to our financial reporting are not being followed, you should contact the CFO, CEO or President of the Company or any member of the Audit Committee. And, you can do that anonymously. You can view the Company’s “Accounting Complaints Policy” on our website, listed under “Corporate Information”.

.5 The Company complies with applicable export/import rules and regulations

International trade laws control the movement of products, services and technology (e.g., technical data) around the world. It is the Company’s policy to comply with U.S.-sanctioned laws and regulations and all applicable export and import laws in the countries where it does business. By addressing trade compliance issues early in the business cycle, the Company ensures its reputation as a reliable vendor, reduces costs and avoids possible shipping delays, fines and penalties.

Exports

It is the Company’s policy to ensure that all export transactions are authorized under applicable laws of the appropriate country or countries. “Export transactions” include:

•	Physical shipments of goods (including those carried by hand);

•	Electronic transmissions of software or technology; and

•	Disclosures of technology in another country (including disclosures to Company employees).

In addition, the Company must obtain export licenses from the appropriate government(s) for export transactions when required.

Imports

It is the Company’s policy to ensure that its products are imported in accordance with the applicable laws of the importing country. Each Company operation should be fully aware of the laws of the countries into which it imports products, as well as any U.S. export/import restrictions applicable to those countries. These laws typically require that imported goods be accurately described, classified and valued, and that their country of origin be declared. Each Company operation should be aware of the laws of the countries into which it imports products, as well as any U.S. export/import restrictions applicable to those countries.

.6 We speak publicly on behalf of the Company only when we have the authority to do so

As a leading licensing company, the Company’s opinion on a host of issues is widely respected and is often solicited. Public comments made by identified Company employees in a variety of contexts. such as trade shows, news media interviews and even online chat rooms, message boards and newsgroups, may be perceived by outsiders as representing “official Company positions”. Similarly, fax or e-mail communications in which the Company’s name appears on the cover sheet, in the letterhead, in a footer or in an employee's e-mail address may be viewed by the recipient as expressing the Company’s position, whether intended or not. As a result, you should:

•	Not speak on behalf of the Company unless you are authorized to do so;

•	Contact your supervisor in response to any media inquiry, so that the proper person may respond to it, and not respond to it yourself unless you are authorized to do so;

•
Be sensitive to situations in which your identity as a Company employee is known and, as a result, you may be viewed as speaking on behalf of the Company. In those situations, you should make it very clear that any views you express are your own and that you do not speak on behalf of the Company;

•	Never publicly disclose the Company’s or any third party's confidential information when participating in these external forums; and

•	Obtain the required authorizations for all Press Releases. Please see our “Press Release Policy” which can be found on our website.

.6 WORKPLACE PRACTICES

.1 We work to ensure a safe work environment

The Company is committed to making the work environment safe and healthy for its employees and others and to comply with all applicable laws and regulations relating to safety and health in the workplace. Employees are informed about procedures that are in place to protect them from generally recognized workplace hazards. Dangerous conditions should be reported immediately so that

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workplace accidents can be minimized. To help ensure a safe and healthy work environment, the Company prohibits certain activities including, but not limited to:

•	Threatening or violent behavior toward others, including co-workers, customers and suppliers, or even the suggestion of such behavior;

•	Possession of firearms, explosives or other weapons anywhere on Company property or while conducting Company business; and

•	Willful destruction of Company property or the property of others.

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We recognize and respect the diversity of our colleagues and never engage in discriminatory activity

The Company is committed to providing a work environment that nurtures each employee as an individual and as an important member of the culturally diverse, worldwide Company team.

In keeping with this commitment, and our value of mutual respect, the Company is committed to providing a work environment free from discrimination based on race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any other unlawful factor. This means that we comply with applicable civil rights and employment laws at the local, state and national levels and do not discriminate unlawfully in any aspect of employment, including recruiting, hiring, compensation, promotion or termination. It also means that the Company does not permit conduct that creates an intimidating or offensive work environment, whether at the Company location or at Company sponsored activities. This conduct includes, but is not limited to, derogatory comments or jokes relating to race, sex, ethnicity or sexual preference; sexual advances or inappropriate physical contact; or sexually oriented gestures, pictures, jokes or statements. If you have any questions, refer to our Employee Handbook or contact Human Resources, your supervisor or any Officer of the Company.

If you believe that you are the victim of discriminatory or harassing conduct, or you have witnessed such conduct directed at a colleague, talk to your supervisor. If that is not appropriate, contact Human Resources or a senior member of Company Management. All complaints will be investigated promptly and without reprisal to the person initiating the investigation. To the extent possible, and consistent with the Company’s obligations under law, we will maintain the confidentiality of anyone reporting a complaint.

Question

My friend just e-mailed me an off-color joke that has been making the rounds on the Internet. May I forward it to select colleagues at the Company?

Answer

No. In addition to misusing the Company’s assets, depending on the content of the e-mail, forwarding it may violate the Company’s policy against harassment in the workplace.

We encourage open communication and constructive disagreements based on mutual respect

Open communication helps make our value of mutual respect come alive. It means we give one another accurate and timely information about business issues. We listen to each other, and to our customers and suppliers, because we believe communication is as much about listening as it is about talking. Differing opinions and expressions of concern are welcome. While we may disagree with one another, we know healthy debate is important.

.2 We keep the communications channels open.

When communication takes the form of a concern or complaint, we take that concern or complaint to a supervisor. If the complaint is about the supervisor, or if the supervisor can't solve the problem, we take the matter to a senior member of Company Management or other appropriate person without fear of reprisal for making known, in good faith, the concern or complaint.

.3 Illegal drugs have no place at the Company

The Company is committed to a drug-free workplace. The misuse of drugs, both legal and illegal, while on Company premises or during business hours interferes with a safe, healthy and productive work environment and is prohibited. Specifically, the Company prohibits the use, possession, distribution or sale of illegal drugs on its premises, in its vehicles and while conducting Company business. No employee may conduct Company business while under the influence of drugs or alcohol. If you have any questions, refer to our Employee Handbook or contact Human Resources, your supervisor or any Officer of the Company.

.4 We respect the privacy of employee records

The Company recognizes that privacy is important to each of us. The Company therefore maintains only those employee records required for business, legal or contractual reasons, and limits access to, and knowledge of, those records to people who need the information for legitimate business or legal purposes. If you have access to personal information about co-workers, take precautions to ensure it isn't misused or improperly disclosed. In addition, observe all applicable laws regarding employee information, including those regarding information gathering, requiring maintenance of records for a specific time and at a specific location. If you have any questions, refer to our Employee Handbook or contact Human Resources, your supervisor or any Officer of the Company.

.5 We maintain complete and accurate records and retain records in accordance with the Company’s document retention guidelines

Accurate and complete records are critical in meeting the Company’s financial, legal and management obligations, as well as in fulfilling our obligations to customers, suppliers, stockholders, employees, government agencies and others. The Company records include employee and payroll records, vouchers, bills, time reports, billing records, measurement, performance and production records and other essential data.

To protect Company records:

•	Prepare records accurately and completely;

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•
Sign only documents that are accurate and complete. If you are asked to sign a document you believe is inaccurate or incomplete, you should 1) make any modifications you feel are needed so that the document is accurate and complete and then sign the modified document or 2) provide an alternate signed document detailing what you believe is accurate and complete;

•	Retain records, both hard copy and electronic, according to legal requirements and the Company’s records retention schedule; and

•
Disclose records only as authorized by Company policy, or as directed by the Counsel. Questions about protecting or releasing Company records should be directed to a senior member of Company Management.

.6 During work hours, we focus on the Company and work to best represent the Company

We are honest with our work time because others count on each of us to do our share in making the consistent delivery of superior Company products the hallmark of our business.

We also are constantly aware that during work hours we are representatives of the Company and that others will judge our actions as a reflection on Company as a whole.

.7 We are accountable for our commitments

Our co-workers, customers and others depend on us to take responsibility for what we say and do. If we make commitments, we keep them. If we are going to be absent from work or cannot meet a commitment, we promptly tell our supervisor so commitments to customers and others can be met and/or alternate arrangements can be made.

.7 INTERACTIONS WITH OUR COMMUNITIES

.1 The Company encourages employees to participate in community activities and contribute to the communities where we live and work

Employees should ensure, however, that no conflicts of interest, either actual or potential, exist between their Company employment and their duties in public or civic affairs, whether elective or appointed, paid or voluntary.

All donations on behalf of the Company, whether in cash or in kind, must be approved in advance in writing.

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.8 COMPANY INFORMATION

.1 Corporate Headquarters
3131 Camino del Rio North, Suite 1650
San Diego, CA 92108
Phone:            (619) 284-4807
Fax:                 (619) 284-4344

.2 Company Policies
http://info.whosyourdaddyinc.com/companypolicies.htm
You can find links to many of our Company policies including:
Accounting complaints
Approval matrices
Policies and Procedures manual

.3 Other Company Contacts
http://info.whosyourdaddyinc.com/companycontacts.htm

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